Exhibit 99.2

MALLON RESOURCES CORPORATION

CONSOLIDATED BALANCE SHEETS
(In thousands)

ASSETS

	September 30,	December 31,
	2002	2001
	(Unaudited)

Current assets:
Cash and cash equivalents	$ 1,104	$ 1,943
Accounts receivable:
Oil and gas sales	647	714
Joint interest participants	38	303
Inventories	134	151
Derivative asset	--	229
Prepaid expense and other	68	38
Total current assets	1,991	3,378

Property and equipment:
Oil and gas properties, full cost method	95,426	93,933
Natural gas processing plant	8,711	8,648
Other property and equipment	1,090	1,085
	105,227	103,666
Less accumulated depreciation, depletion and amortization	(74,818)	(70,414)
	30,409	33,252

Debt issuance costs, net	501	1,041
Other, net	658	300

Total Assets	$ 33,559	$ 37,971

(Continued on next page)

The accompanying notes are an integral part of these consolidated financial statements.

MALLON RESOURCES CORPORATION

CONSOLIDATED BALANCE SHEETS - Continued
(In thousands, except share amounts)

LIABILITIES AND SHAREHOLDERS' EQUITY
	September 30,	December 31,
	2002	2001
	(Unaudited)

Current liabilities:
Trade accounts payable	$ 2,912	$ 2,153
Undistributed revenue	466	612
Accrued taxes and expenses	386	42
Derivative liability	1,229	--
Current portion of long-term debt, net of unamortized
discount of $1,127 and $0, respectively	28,671	517
Total current liabilities	33,664	3,324

Long-term debt, net of unamortized discount of $0 and
$1,899, respectively	3,724	28,970
Derivative liability	1,522	1,423
	5,246	30,393

Total liabilities	38,910	33,717

Commitments and contingencies

Series B Mandatorily Redeemable Convertible Preferred Stock,
$0.01 par value, 500,000 shares authorized, -0- shares
issued and outstanding	--	--

Mandatorily Redeemable Common Stock, $0.01 par value, 490,000 shares authorized, issued and outstanding, mandatory
redemption of $6,125	5,362	4,853

Shareholders' equity:
Common Stock, $0.01 par value, 25,000,000 shares
authorized; 10,904,718 and 10,252,827 shares issued
and outstanding, respectively	109	103
Additional paid-in capital	92,973	93,012
Accumulated deficit	(101,044)	(92,520)
Accumulated other comprehensive loss	(2,751)	(1,194)
Total shareholders' equity	(10,713)	(599)

Total Liabilities and Shareholders' Equity	$ 33,559	$ 37,971

The accompanying notes are an integral part of these consolidated financial statements.

MALLON RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2002	2001	2002	2001

Revenues:
Oil and gas sales	$ 2,564	$ 4,120	$ 7,975	$ 16,496
Interest and other	8	41	26	397
	2,572	4,161	8,001	16,893

Costs and expenses:
Oil and gas production	1,752	1,898	5,302	6,969
Depreciation, depletion and amortization	1,368	2,036	4,001	6,120
Impairment of oil and gas properties	954	16,418	954	16,418
Loss on sale of oil and gas properties	--	3,220	--	3,220
General and administrative, net	1,520	225	3,111	5,207
Interest and other	1,066	1,409	3,156	4,810
	6,660	25,206	16,524	42,744

Net loss	(4,088)	(21,045)	(8,523)	(25,851)

Dividends on preferred stock and accretion	--	--	--	(21)

Accretion of mandatorily redeemable common stock	(175)	(154)	(509)	(446)

Net loss attributable to common shareholders	$(4,263)	$(21,199)	$(9,032)	$(26,318)

Basic:
Net loss attributable to common shareholders	$ (0.38)	$ (1.98)	$ (0.83)	$ (2.47)

Weighted average shares outstanding	11,138	10,722	10,940	10,668

The accompanying notes are an integral part of these consolidated financial statements.

MALLON RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	For the Nine Months Ended September 30,
	2002	2001

Cash flows from operating activities:
Net loss	$(8,523)	$(25,851)
Adjustments to reconcile net loss to net cash provided by (used in)
operating activities:
Depreciation, depletion and amortization	4,001	6,120
Impairment of oil and gas properties	954	16,418
Loss on sale of oil and gas properties	--	3,220
Accrued interest expense added to long-term debt	--	1,401
Accrued interest income added to notes receivable from
related party shareholders	--	(87)
Amortization of discount on long-term debt	959	674
Non-cash stock compensation expense	190	2,097
Partial forgiveness of notes receivable from related party shareholders	--	907
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	332	2,654
Inventory and other assets	(315)	(3,591)
Increase (decrease) in:
Trade accounts payable and undistributed revenue	613	(420)
Accrued taxes and expenses	344	3
Deferred revenue	--	97
Drilling advances	--	12
Net cash (used in) provided by operating activities	(1,445)	3,654
Cash flows from investing activities:
Additions to property and equipment	(1,535)	(15,309)
Proceeds from sale of oil and gas properties, net	--	29,326
Decrease in notes receivable-related parties	--	7
Net cash (used in) provided by investing activities	(1,535)	14,024
Cash flows from financing activities:
Proceeds from long-term debt	2,500	858
Payments of long-term debt	(364)	(25,927)
Redemption of preferred stock	--	(800)
Proceeds from stock option and warrants exercises	5	1
Payment of preferred dividends	--	(19)
Other	--	(2)
Net cash provided by (used in) financing activities	2,141	(25,889)
Net decrease in cash and cash equivalents	(839)	(8,211)
Cash and cash equivalents, beginning of period	1,943	14,155
Cash and cash equivalents, end of period	$ 1,104	$ 5,944

(Continued)

The accompanying notes are an integral part of these consolidated financial statements.

MALLON RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

(Continued)

	For the Nine Months Ended September 30,
	2002	2001
Supplemental cash flow information:
Cash paid for interest	$ 1,875	$2,735
Non-cash transactions:
Receipt of oil and gas and real property in exchange for
notes receivable from executive officers	$ 93	$ --

Issuance of common stock in connection with the Aquila Credit
Agreement amendment	$ 187	$ --

The accompanying notes are an integral part of these consolidated financial statements.

MALLON RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
___________

NOTE 1. GENERAL

    Mallon Resources Corporation (the "Company" or "Mallon") engages in oil and gas exploration and production through its wholly-owned subsidiary, Mallon Oil Company ("Mallon Oil"), whose oil and gas operations are conducted primarily in the State of New Mexico. The Company operates its business and reports its operations as one business segment. All significant inter-company balances and transactions have been eliminated from the Company's consolidated financial statements.

    These unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, such interim statements reflect all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position and the results of operations and cash flows for the interim periods presented. The results of operations for these interim periods are not necessarily indicative of the results to be expected for the full year. These interim statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

    Certain prior year amounts in the consolidated financial statements have been reclassified to conform to the presentation used in 2002.

    The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As more fully discussed in Notes 2 and 3, the Company has suffered net losses and has significant borrowings that require, among other things, repayment in 2003 and compliance with certain restrictive covenants.

NOTE 2. SUBSEQUENT EVENTS

    On October 1, 2002, the Company entered into an Agreement and Plan of Merger among Black Hills Corporation ("Black Hills"), Black Hills Acquisition Corp., a wholly owned subsidiary of Black Hills ("Merger Sub") and the Company (the "Merger Agreement"). Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Black Hills. Each share of common stock of the Company issued and outstanding as of the effective time of the merger will be converted into 0.044 shares of common stock of Black Hills. Completion of the merger is subject to customary conditions, including approval by the shareholders of the Company. The closing price of Black Hills' common stock on September 30, 2002, the day immediately prior to the execution of the Merger Agreement, was $26.19 per share. If the Merger Agreement is terminated prior to the effective time of the merger under certain circumstances, the Company will pay Black Hills a termination fee of $1,500,000.

    Concurrently with the execution of the Merger Agreement, Aquila Energy Capital Corporation ("Aquila") assigned all of its rights, title and interests in that certain Credit Agreement, dated September 9, 1999, among Aquila, the Company and Mallon Oil, as amended (the "Original Credit Agreement"), to Black Hills in exchange for (i) a payment of $29.3 million, (ii) execution of mutual releases by the Company and Aquila with respect to certain liabilities arising out of the Original Credit Agreement, (iii) the termination of the agency agreement, (iv) the termination of certain hedge agreements in exchange for a payment of $1.2 million. Aquila assigned to the Company the 615,000 shares of common stock of the Company, including the 490,000 shares of Mandatorily Redeemable Common Stock, that the Company had issued to Aquila in connection with the Original Credit Agreement and amendments thereof. The 615,000 shares were cancelled in October 2002.

< PAGE>

    Immediately after the assignment of the Original Credit Agreement from Aquila to Black Hills, the Company and Black Hills entered into an Amended and Restated Credit Agreement, dated October 1, 2002 (the "Amended and Restated Credit Agreement"). Pursuant to the terms of the Amended and Restated Credit Agreement, Black Hills agreed to advance to the Company up to $3.7 million in additional funds to: (i) pay approximately $1.2 million to a subsidiary of Aquila in connection with the termination of certain swap agreements, (ii) pay approximately $1.5 million, plus accrued interest and penalties incurred subsequent to July 16, 2002, of the Company's 2002 Possessory Interest Tax assessed by the Jicarilla Apache Indian Nation, and (iii) fund a portion of the Company's drilling program. The amounts advanced to fund a portion of the Company's drilling program may not exceed the difference between $2.5 million and the amount advanced to pay the 2002 Possessory Interest Tax, plus accrued interest and penalties. The Company is prohibited from using the additional proceeds available under the Amended and Restated Credit Agreement except as set forth above.

    Indebtedness under the Amended and Restated Credit Agreement bears interest at the prime rate plus 4.0% and is secured by substantially all of the Company's oil and gas properties.

NOTE 3. CURRENT OPERATING ISSUES

    The Company generated net losses of $8.5 million, $31.4 million, $6.5 million and $2.8 million for the nine months ended September 30, 2002 and for the years ended December 31, 2001, 2000 and 1999, respectively. The Company's cash flows from operating activities were $(1.4) million, $1.1 million, $4.0 million and $2.4 million for the respective periods.

    At September 30, 2002, the Company was in non-compliance with certain provisions of the Original Credit Agreement, including covenants requiring the Company (i) to maintain projected net revenue attributable to its proved reserves in an amount sufficient to fully amortize the outstanding loan balance by its maturity date, (ii) to satisfy or discharge liens filed against its properties within 30 days of their filing, and (iii) to pay its trade debt within 90 days of its due date. The Company's failure to comply with the terms of the Original Credit Agreement set forth in (i), (ii) and (iii) above constituted events of default under the Original Credit Agreement. As a result of these events of default, Aquila could have accelerated the Company's obligations under the Original Credit Agreement and declared all amounts outstanding thereunder, including interest, to be immediately due and payable. As more fully discussed in Note 2 above, concurrently with the execution of the Merger Agreement, Aquila assigned all of its rights, title and interest in the Original Credit Agreement to Black Hills.

    Subsequent to the assignment of the Original Credit Agreement, the Company and Black Hills entered into the Amended and Restated Credit Facility. Black Hills agreed to waive (the "Limited Waiver") certain of the requirements under the Amended and Restated Credit Agreement, including the requirements regarding (i) the truth and correctness of certain of the Company's representations and warranties and (ii) compliance with certain affirmative and negative covenants. The Limited Waiver is in effect until such time as the Merger Agreement is terminated by any of the parties thereto for any reason (the "Merger Termination Date").

    If the Merger Agreement is terminated, the Limited Waiver will automatically cease to exist and the Company will be required to (i) certify to Black Hills that all of the representations and warranties set forth in the Amended and Restated Credit Agreement are true and correct in all respects and (ii) comply with all of the covenants set forth in the Amended and Restated Credit Agreement. If the Merger Agreement is terminated, the Company may not be able to comply with certain of the covenants set forth in the Amended and Restated Credit Agreement, including covenants requiring the Company to satisfy or discharge all liens filed against its properties within 30 days of the filing of such lien and to pay its trade debt within 90 days of the due date of such debt. Failure to comply with the terms of the Amended and Restated Credit Agreement is an event of default and, if such an event of default occurs and is not cured, will give Black Hills the right to accelerate the Company's obligations and declare all amounts outstanding under the Amended and Restated Credit Agreement, including interest, to be immediately due and payable.

    The Amended and Restated Credit Agreement terminates and the Company is required to repay all amounts outstanding under the Amended and Restated Credit Facility, plus accrued interest, on or prior to the Loan Termination Date. The term "Loan Termination Date" is defined in the Amended and Restated Credit Agreement and means the earlier to occur of (i) 60 days from the Merger Termination Date, but in any event not later than June 30, 2003, (ii) the date of payment or performance in full of the Company's obligations under the Loan Documents (as such term is defined in the Amended and Restated Credit Agreement), (iii) the date the Company or its shareholders execute any agreement that contemplates a change of control of the Company and (iv) the date on which Black Hills notifies the Company of the acceleration of payment of all obligations under the Amended and Restated Credit Facility as a result of an event of default.

    The Company has classified all amounts owed under the Amended and Restated Credit Agreement as current at September 30, 2002 in the accompanying consolidated balance sheets. The Company's obligations under the Amended and Restated Credit Agreement are due and payable in full on the Loan Termination Date. If the Merger is not completed, the Company may not have sufficient funds available to repay the amounts outstanding under the Amended and Restated Credit Agreement. In addition, the Company may not be able to access additional funds to refinance its outstanding indebtedness on terms favorable to the Company, or at all. Provided that a loan termination event, as described above, does not occur, management believes that cash on hand, cash generated from operating activities, and borrowings available under the Amended and Restated Credit Agreement will be sufficient to meet the Company's cash requirements through June 30, 2003.

    Because the Company's production is predominantly natural gas, the Company is particularly sensitive to changes in the price of natural gas. Historically, natural gas prices have experienced significant fluctuations and have been particularly volatile in recent years. Price fluctuations can result from variations in weather, levels of regional or national production and demand, availability of transportation capacity to other regions of the country and various other factors. Increases or decreases in natural gas prices received could have a significant impact on the Company's future results. If natural gas prices decline significantly from those received by the Company at September 30, 2002, or if the Company is unable to maintain production levels at its San Juan Basin properties, the Company may have to implement additional cost cutting measures in both its administrative and operating areas.

NOTE 4. LONG-TERM DEBT

    Long-term debt consists of the following:

	September 30, 2002	December 31, 2001

Note payable to Aquila Energy Capital Corporation, due 2003	$ 29,211	$26,711
Less unamortized discount	(1,127)	(1,899)
	28,084	24,812
Lease obligation to Universal Compression, Inc.	4,215	4,567
8.0% unsecured note payable to Bank One, Colorado, N.A., due 2006	96	108
	32,395	29,487
Less current portion	(28,671)	(517)

Total	$ 3,724	$28,970

    As more fully discussed in Notes 2 and 3, on October 1, 2002, Aquila assigned the Original Credit Agreement to Black Hills. Immediately after the assignment of the Original Credit Agreement to Black Hills, Black Hills and the Company entered into the Amended and Restated Credit Agreement.

NOTE 5.  OIL AND GAS PROPERTIES

    Under the full cost accounting rules of the Securities and Exchange Commission, the Company reviews the carrying value of its oil and gas properties each quarter on a country-by-country basis. Under full cost accounting rules, net capitalized costs of oil and gas properties, less related deferred income taxes, may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties, as adjusted for related tax effects. Application of these rules generally requires pricing future production at the unescalated oil and gas prices in effect at the end of each fiscal quarter and requires a write-down if the "ceiling" is exceeded, unless the prices recover subsequent to the balance sheet date but before the financial statements for the quarter are issued. If a smaller write-down is calculated using the subsequent pricing, then the smaller amount may be recorded. Using natural gas prices on September 30, 2002, no write-down of proved properties was required. However, after November 2002 meetings with the newly elected administration in Costa Rica, the Company determined that the carrying value of its unproved oil and gas properties in Costa Rica have been impaired and recorded a charge of $954,000 to write down its oil and gas properties in the three and nine months ended September 30, 2002.

NOTE 6.  PER SHARE DATA

    Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if the Company's outstanding stock options and warrants were exercised (calculated using the treasury stock method). The consolidated statements of operations for the nine months ended September 30, 2002 and 2001 reflect only basic earnings per share because the Company was in a loss position for all periods presented and all common stock equivalents are anti-dilutive.

NOTE 7. HEDGING ACTIVITY

    Under the Original Credit Agreement, the Company was required to maintain price hedging arrangements in place with respect to up to 65% of its oil and gas production. Accordingly, at September 30, 2002, the Company had price swaps covering 2,165,000 MMBtu of gas related to production for 2002-2004 at fixed prices ranging between $2.55-$3.28 per MMBtu. In addition, the Company had outstanding at September 30, 2002 basis swaps to fix the differential between the NYMEX (Henry Hub) price and the index price at which the hedged gas is to be sold for 2,165,000 MMBtu for 2002-2004.

The following table indicates the Company's outstanding energy swaps at September 30, 2002:

Product	Annual Production	Fixed Price	Duration	Market Price Reference

Gas (MMBtu)	317,000	$2.55-$3.28	10/02-12/02	NYMEX (Henry Hub)
Gas (MMBtu)	996,000	$2.55	1/03-12/03	NYMEX (Henry Hub)
Gas (MMBtu)	852,000	$2.55	1/04-12/04	NYMEX (Henry Hub)

    At September 30, 2002, the Company had recorded a current derivative liability of $1,229,000, a long-term derivative liability of $1,522,000 and an unrealized loss of $2,751,000 in accumulated other comprehensive loss. No related income tax effects were recorded because of the Company's net operating loss carryforward.

    During the nine months ended September 30, 2002, gains of $199,000 were transferred from accumulated other comprehensive loss to oil and gas revenues related to settled positions and an unrealized loss of $1,358,000 was recorded to other comprehensive income to adjust the fair value of the open positions. The Company expects to reclassify as decreases to earnings during the next twelve months approximately $1,229,000 of unrealized hedging losses in accumulated other comprehensive loss at September 30, 2002.

    For the nine months ended September 30, 2002 and 2001, the Company's gains (losses) under its swap agreements were $199,000 and $(3,684,000), respectively, and are included in oil and gas sales in the Company's consolidated statements of operations. At September 30, 2002, the estimated net amount the Company would have anticipated to pay to terminate its outstanding energy swaps and basis swaps, described above, was approximately $2,751,000. However, as more fully discussed in Note 2, this obligation was terminated on October 1, 2002, with a payment of  $1,224,000.

NOTE 8. COMPREHENSIVE INCOME

    The Company follows Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income", which establishes standards for reporting comprehensive income. In addition to net income, comprehensive income includes all changes in equity during a period, except those resulting from investments and distributions to the owners of the Company. The following table illustrates the changes in accumulated other comprehensive loss for the periods presented (in thousands):

	For the Nine Months Ended September 30,
	2002	2001

Accumulated other comprehensive loss - beginning of period	$(1,194)	$ --

Other comprehensive loss:
Cumulative effect of change in accounting principle	--	(15,171)
Reclassification adjustment for settled hedging contracts	(199)	3,781
Changes in fair value of outstanding hedging positions	(1,358)	10,483

Other comprehensive loss	(1,557)	(907)

Accumulated other comprehensive loss - end of period	$(2,751)	$ (907)

NOTE 9. RELATED PARTY TRANSACTIONS

    Under the Company's "Stock Ownership Encouragement Program," in August 1999, two executive officers of the Company borrowed $1,585,018 and $391,284, respectively, from the Company that they used to exercise certain options owned by them. The officers issued promissory notes to the Company in the noted amounts, which bore interest at the rate of 7% per annum, and were due August 31, 2004. In June 2001, the Company's compensation committee reduced the amounts due under the notes to $230,548 and $56,914, respectively. For accounting purposes, the Company treated this transaction as a repurchase of the common stock underlying the notes receivable, a cancellation of the notes receivable and the grant of options to purchase 287,462 shares of common stock at $1.00 per share. In March 2002, one of the executive officers conveyed to the Company his interest in certain Costa Rica real property in exchange for his promissory note. In April 2002, the other executive officer conveyed to the Company an undivided interest in Deep Gas, LLC in exchange for his promissory note. These transactions were approved by the Company's compensation committee and have been recorded as $56,914 of other assets, $36,500 of oil and gas properties, and as $93,414 in additional paid-in capital. At September 30, 2002, there were no outstanding notes receivable from executive officers or directors.

    On September 11, 2002, a total of 153,333 outstanding stock options with an exercise price of $0.01 per share vested. Stock compensation expense of $394,000, representing the remaining unrecognized original intrinsic value, was recognized in the three and nine months ended September 30, 2002.

NOTE 10. CONTINGENCIES

    By letter dated October 16, 2002, the Company has been advised by the Bureau of Land Management ("BLM") of the United States Department of Interior that the Company's operations on Jicarilla Contract 462 have been selected for review under the BLM's Production Accountability Review/Audit Program. The final outcome of this matter cannot yet be predicted.

    As of December 31, 2001, the Revenue and Taxation Department of the Jicarilla Apache Nation (the "Nation") issued to the Company Possessory Interest Tax assessments for 1998, 1999, 2000 and 2001 totaling $3.3 million, as adjusted, including related penalties and interest. The Company paid the assessments, but filed protests with the Nation taking the position that, among other things, certain rules and regulations promulgated in December 2000 by the Nation do not apply to the determination of Possessory Interest Tax for years prior to 2001. The protests were denied. The Company has filed an appeal, which is pending. In March 2002, the Company was assessed an additional $1.56 million of Possessory Interest Tax, including penalties and interest, for 2002, which the Company has not paid. At September 30, 2002, $1.2 million has been accrued and expensed. During July 2002, the Nation delivered a notice of lien against the Company's oil and gas properties located on the Nation's reservation to secure Company's payment of the 2002 assessment and related penalties and interest.

    In mid-November 2001, the Minerals Management Service began an audit of the royalties payable by the Company on production from certain oil and gas properties in which the Company owns an interest. The audit is expected to cover, among other things, product valuation issues, including the point of royalty settlement, transportation and processing allowances, and accounting for comparison (dual accounting). The final outcome of this matter cannot yet be predicted.

    In June 2001, in connection with staff cuts that were part of general corporate reductions, the Company terminated the employment of James Costalez. On August 14, 2001, Mr. Costalez filed a complaint in the Federal District Court for the District of New Mexico, in which he claimed his employment was wrongfully terminated. On November 8, 2002, the parties agreed to a settlement of all claims.

    In 1992, the Minerals Management Service commenced an audit of royalties payable on production from certain oil and gas properties on and near the Nation's reservation. The Company owns an interest in some of the properties covered by the audit. The audit was initiated against Robert Bayless and others. Bayless was the operator of the Company's Jicarilla properties prior to 1997, when the Company bought Bayless' interests and took over operations. Bayless has continuing interests in properties covered by the audit in which the Company has no interest. Although the Company is now the operator of roughly half of the properties covered by the audit, it is not a direct party to the audit proceedings and the litigation that has grown out of them. In December 2000, administrative decisions were rendered in the case of Robert L. Bayless, MMS-98-0132-IND, relating to so-called "dual-accounting" and "major portion" matters. Bayless joined with one other producer (Merrion Oil & Gas Corporation) to appeal the administrative rulings by filing Bayless v. United States Department of the Interior, No. 1:01CV00393, in the United States District Court for the District of Columbia. The final outcome of this matter cannot yet be predicted.

NOTE 11. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 142 addresses financial accounting and reporting for goodwill and other intangible assets. The adoption of SFAS No. 142 by the Company on January 1, 2002, did not have any material impact on its financial position or results of operations.

    In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 requires entities to record the fair value of liabilities for retirement obligations of acquired assets. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company will adopt SFAS No. 143 on January 1, 2003, but has not yet quantified the effects of adopting SFAS No. 143 on its financial position or results of operations.

    In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of". SFAS No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale and requires that those long-lived assets be measured at the lower of carrying amount or fair value, less cost to sell, whether reported in continuing operations or in discontinued operations. The adoption of SFAS No. 144 by the Company on January 1, 2002, did not have any material impact on its financial position or results of operations.

    In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections". SFAS No. 145 updates, clarifies and simplifies existing accounting pronouncements. SFAS No. 4 required all gains or losses from extinguishments of debt to be classified as extraordinary items net of income taxes. SFAS No. 145 requires that gains and losses from extinguishment of debt be evaluated under the provisions of APB Opinion No. 30, and be classified as ordinary items unless they are unusual or infrequent or meet the specific criteria for treatment as an extraordinary item. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002. The Company does not expect the adoption of SFAS No. 145 to have a material impact on the Company's financial position or results of operations.

    In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. The provisions of SFAS No. 146 are to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not expect the adoption of SFAS No. 146 to have a material impact on the Company's financial position or results of operations.